Exhibit 10.29
GLOBAL TERMS AND CONDITIONS
2023 PERFORMANCE SHARE UNIT GRANTS
UNDER THE MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN

I.GENERAL. Merck & Co., Inc. (the “Company”) has granted to you the award of Performance Share Units (“PSUs”) specified in this document (“PSU Award”) pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan, including any sub-plan thereto for your country (the “Plan”). This PSU Award is subject to the terms and conditions of the Plan and these Global Terms and Conditions, including any additional terms and conditions for your country in Appendix B (the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.
Grant Type: Grant Date: Award Period:	PSU - Annual March 31, 2023 Jan. 1, 2023 – Dec. 31, 2025

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at

(http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedure described on the Morgan Stanley website to accept your PSU Award within 90 days. Failure to accept the terms and conditions of your PSU Award within 90 days may result in forfeiture of the PSU Award.

II.DEFINITIONS. For the purpose of these Terms:

“Award Period” means the three-year period commencing on January 1, 2023 and ending on December 31, 2025.

“Earnings Per Share or EPS” means the Company’s net income divided by the weighted average of the number of shares of Company common stock on a fully diluted basis during the Award Period.

The above result shall be adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, purchase accounting items, merger-related costs, the impact of significant acquisitions and/ or divestitures, extraordinary items and other unusual or non-recurring charges and/ or events; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; (3) fluctuations in foreign exchange versus Plan rates; (4) the impact of Share Repurchases above or below planned levels; and (5) the effects of accounting changes in accordance with U.S. generally accepted accounting principles, or other significant legislative changes.

“EPS Performance Payout” means the percentage reflecting the attainment level of the Company’s EPS goal as determined under paragraph C of Section III.

“Final Award” means the number of PSUs that become eligible to vest based on the attainment level of the goals for each performance metric, as calculated in accordance with Section III hereof.

“Grant Date” means the date as of which a Performance Share Unit is granted.

“Peer Healthcare Companies” are the healthcare companies used by the Committee in evaluating the Company’s TSR performance for the entire Award Period. For 2023 and for so long thereafter during the Award Period that such companies are publicly traded on a nationally recognized stock exchange, the following are the Peer Healthcare Companies except as described below.

AbbVie	Eli Lilly	Novartis
Amgen	GlaxoSmithKline	Pfizer
Astra Zeneca Bristol-Myers Squibb	Roche Johnson & Johnson	Sanofi-Aventis Gilead Sciences
The Committee intends that the list of Peer Healthcare Companies may be subject to such adjustment as may be necessary to reflect a merger, reorganization, recapitalization, extraordinary cash dividend, combination of shares, consolidation, rights offering, spin off, split off, split up, bankruptcy, liquidation, acquisition, or other similar change in any Peer Healthcare Company.

“Performance Share Unit” or “PSU” means an award representing the right to vest in shares of Common Stock based upon the attainment level of the performance metrics in accordance with Section III and as otherwise described in these Terms. Until distributed pursuant to Section VI, these PSUs shall not entitle the holder to any of the rights of a holder of Common Stock, including voting rights; provided, however, that the Committee retains the right to make adjustments as described in Section 7 of the Plan.

“Target Shares” means the number of shares of Common Stock that would become eligible to vest if the performance metrics set forth in Section  III are each achieved at the level identified as “target” for the entire Award Period.

“Total Shareholder Return” or “TSR” means the change in value of one share of a company’s common stock over the Award Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning and ending stock prices will be based on the average closing stock prices during the months of December as applicable. TSR will be calculated on a compound annualized basis over the Award Period.

“TSR Performance Payout” means the percentage reflecting the attainment level of Company’s TSR performance as determined under paragraph B of Section III.

III.CALCULATION OF FINAL AWARD OF PERFORMANCE SHARE UNITS

You shall vest in the number of PSUs to the extent provided for in this Section III unless otherwise provided for in Section V (“Termination of Employment”).

A.Performance Metrics. The Final Award will equal the TSR Performance Payout plus the EPS Performance Payout in the proportions determined in Paragraph D below.

B.TSR Performance Payout. The TSR Performance Payout shall be determined as follows:

1.     If the Company’s annualized TSR is greater than the median of the annualized TSR of the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% plus five times the difference in percentage points up to a maximum of 200%; provided, however, that if the Company’s annualized TSR is negative, then in no event will the TSR Performance Payout be greater than 100%.

For example, if the Company’s annualized TSR is 25% and the median annualized TSR of the Peer Healthcare Companies is 20%, then the TSR Performance Payout would be 125% [100% + ((25% - 20%) x 5%)].

2.    If the Company’s TSR is less than the median of the annualized TSR among the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% minus five times the difference in percentage points; provided, however, that if such median exceeds the Company’s annualized TSR by more than 10 percentage points, then the TSR Performance Payout will be 0%.

C.EPS Performance Payout. The EPS Performance Payout shall be determined in accordance with the following performance schedule:

Earnings Per Share Goals	Payout Percentage
Less than $21.95	0%
$21.95 (Threshold)	25%
$24.12 (Target)	100%
$25.56	150%
$27.01 (Stretch)	200%

Payout Percentages corresponding to performance between two discrete values in the table will be interpolated.

D.The Final Award will equal the sum of (x) TSR Payout Percent for the entire Award Period TIMES Target Shares TIMES 50 percent and (y) EPS Payout Percentage TIMES Target Shares TIMES 50 percent.

E.Maximum Award. Anything in these Terms to the contrary notwithstanding, the Final Award shall be reduced to the extent necessary to reflect that the value of the Final Award, valued based on the closing price of the Common Stock as of the date the Final Award is determined, may not exceed four times the value of the Target Shares, valued based on the closing price of the Common Stock as of the Grant Date.

IV.DIVIDEND EQUIVALENTS

During the Award Period, dividend equivalents will be accrued on the PSUs if and to the extent dividends are paid by the Company in the Common Stock. Payment of such dividend equivalents will be made, without interest or earnings, at the same time that the Final Award is paid. Such dividend equivalents shall be paid as additional shares in an amount equal to the sum of the dividends paid during the period between the Grant Date and the date immediately prior to the date the PSU Award is settled in accordance with Section VI divided by the price of a share of Common Stock on the date the Final Award is determined. If any portion of this PSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations in accordance with Section X.

V.TERMINATION OF EMPLOYMENT

If your employment with the Company or, if different, the subsidiary, affiliate or joint venture (“JV”) of the Company by which you are employed (the “Employer”) is terminated during the Award Period, your right to the PSU Award, where references to the Final Award in this section include any accrued dividend equivalents, will be determined according to the terms in this Section V and for grantees outside the United States, also in paragraph 12 of Section A (“Nature of Grant”) of Appendix B, Part I. For avoidance of doubt, if your employment terminates on the last day of the Award Period not for misconduct, you will be entitled to vest in this PSU Award.

A.General Rule. If your employment is terminated during the Award Period for any reason other than those specified in the following paragraphs, this PSU Award will be forfeited on the date your employment terminates. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

B.Involuntary Termination. If your employment terminates during the Award Period and the Company determines that employment was involuntarily terminated on or after the first anniversary of the first day of the Award Period, a pro rata portion of the Final Award will become eligible to vest when the Final Award is determined. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which you were employed by the Company or the Employer, as applicable, and the denominator of which is 36. The right to the remaining PSUs will be forfeited on the date your employment terminates. An “involuntary termination” includes termination of employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of duties and the reasons listed under paragraphs C through G of this section. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.

C.Sale. If your employment is terminated during the Award Period and the Company determines that such termination resulted from the sale of the subsidiary, affiliate, division or JV that employed you, the following portion of the Final Award will become eligible to vest on the date the Final Award is determined: one third of the Final Award if employment terminates on or after the Grant Date but before the first anniversary of the first day of the Award Period; and all of the Final Award if employment terminates on or after the first anniversary of the first day of the Award Period. The right to the remaining PSUs underlying the Final Award will be forfeited on the date your employment terminates. Notwithstanding the foregoing, the Committee may determine, for purposes of this PSU Award, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, and to the extent not inconsistent with the Plan, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this PSU Award. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.

D.Retirement. If you terminate employment during the Award Period by retirement (including early and disability retirement), a pro rata portion of the Final Award will become eligible to vest on the date the Final Award is determined. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which you were employed by the Company or the Employer, as applicable, and the denominator of which is 36. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. The right to the remaining PSUs underlying the Final Award will be forfeited on the date your employment terminates. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates due to death during the Award Period but prior to the date of an employment termination contemplated under paragraphs B, C, D, G or H the Final Award will become eligible to vest on the date the Final Award is determined. If you die during the Award Period, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, any portion of the Final Award that remains outstanding at your death will become eligible to vest on the date the Final Award is determined.

F.Misconduct. If your employment is terminated as a result of deliberate, willful or gross misconduct, this PSU Award will be forfeited immediately upon your receipt of notice of such termination.

G.Disability. If your employment is terminated during the Award Period and the Company determines that such termination resulted from inability to perform the material duties of his or her role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in death, whether or not he or she is eligible for disability benefits from any applicable disability program, then the Final Award will become eligible to vest on the date the Final Award is determined. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will expire according to this paragraph notwithstanding such rehire.

H.Change in Control. Upon the occurrence of a Change in Control (as such term is defined in the Plan), the Final Award shall mean a number of PSUs equal to the Target Shares. If this PSU Award is assumed, converted or otherwise remains outstanding in connection with a Change in Control and your employment is terminated during the Award Period without Cause before the second anniversary of the closing of the Change in Control, then this PSU Award and dividend equivalents that have accrued through the end of the Award Period will continue to vest at the end of the original Award Period. If this PSU Award does not remain outstanding following the Change in Control and is not assumed, converted, or otherwise remains outstanding, then the PSU Award and dividend equivalents that have accrued through such date will immediately vest and, at the election of the Company, you will be entitled to receive cash for such portion of this PSU Award in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck Common Stock in the Change in Control. On the second anniversary of the closing of the Change in Control, this paragraph shall expire.

“Cause” and “Change in Control” are defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding MSD Change in Control).

I.Transfer of Employment. Transfer of employment between the Company, a subsidiary, affiliate, JV, JV partner or affiliate of the Company who provides services to the JV with such partner or affiliate or other entity in which the Company has determined that it has a significant business or ownership interest (together, the “Company Group”) is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by the Company and contiguous with employment by the entity in the Company Group you were employed by immediately prior to the relevant transfer. The terms set out in paragraphs A through H above shall continue to apply to this PSU Award following a transfer of employment accordance with this section.

VI.DISTRIBUTION OF SHARES

Following the end of the Award Period, you (or your estate, in the case of PSUs that vest pursuant to Section V(E)) shall be entitled to receive a number of shares of Common Stock equal to the Final Award (as modified to the extent provided under Section V and subject to Section X) plus the shares for accrued dividend equivalents set forth in Section IV, rounded to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible following the last day of the Award Period, but in no event later than the end of the calendar year immediately following the Award Period.

VII.SECTION 409A COMPLIANCE

Anything in the Plan or these Terms to the contrary notwithstanding, no distribution of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, made upon or by reference to the date of an employment termination shall not be paid unless such termination constitutes a “separation from service (as defined in Section 409A of the Code)” and any such payment to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will instead be made on the first day the seventh month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.

VIII.SUBJECT TO RECOUPMENT

This PSU Award will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s Policies and Procedures for Recoupment of Compensation for Compliance Violations and for Significant Restatement of Financial Results, as set forth in Appendix A (as may be amended from time to time).

IX.TRANSFERABILITY

Prior to distribution pursuant to Section VI, the PSU Award and any interest therein shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution in connection with your death.
X.TAX WITHHOLDING

Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award or underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the PSU, the subsequent sale of shares of Common Stock acquired upon the expiration of the Award Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSU to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any subsidiary, affiliate or JV of the Company; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at expiration of the Award Period either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued upon expiration of the Award Period; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy the Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which shares of Common Stock are issued upon settlement of the PSUs) by withholding in shares of Common Stock pursuant to (iii) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by a one or a combination of (i) or (ii) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.

XI.DATA PRIVACY

The Company is located at 126 East Lincoln Avenue, P.O. Box 2000, Rahway, NJ 07065, U.S.A. and grants employees of the Company and any subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.

A.Data Collection and Usage. The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.

B.Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.

C.International Data Transfers. The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.

D.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.

E.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of the your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 351 N. Sumneytown Pike, North Wales, Pennsylvania, U.S.A. 19454.

F.The collection, use and transfer of your personal data for the purpose of implementing, administering and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent.  If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

If you agree with the data processing practices described in this Section, you will declare your consent by clicking to "Accept" these Terms on the Morgan Stanley website.

XII.GOVERNING LAW

This document may be amended only by another written agreement between the parties. This document will be interpreted and enforced under the laws of the State of New Jersey, United States (without regard to its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this document, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Union County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant is made and/or to be performed.

XIII.SEVERABILITY

The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

XIV.WAIVER

You acknowledge that a waiver by the Company of breach of any provision of these Terms shall not operate or be construed as a waiver of any other provision of these Terms or of any subsequent breach by you or any other grantee.

XV.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the PSU or future PSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

XVI.COUNTRY-SPECIFIC APPENDIX

The PSU Award shall be subject to any additional provisions set forth in Appendix B for your country, if any. If you relocate to one of the countries included in Appendix B during the life of the PSU Award, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

XVII.ADMINISTRATION

The Committee is responsible for construing and interpreting this PSU Award, including the right to construe disputed or doubtful Plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this PSU Award. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the writings evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

In addition to the Committee’s powers set forth in the Plan, anything in these Terms to the contrary notwithstanding, the Committee may revise the terms of any PSU not yet granted or, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of the Terms of this PSU Award unfair and contrary to their intentions unless a revision is made.

This PSU Award is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your PSU Award, you may access the Merck Global Long-Term Incentives homepage via Sync > HR > Money > Long-Term Incentive Program

APPENDIX A
Policies and Procedures for Recoupment of
Compensation for Compliance Violations and for
Significant Restatement of Financial Results

Policy
It is the policy of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Violation relating to the research, development, manufacturing, sales, or marketing of Company products or the overall goodwill or reputation of the Company; and b) the Committee concludes that the Material Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

In addition, awards under the Executive Incentive Plan (“EIP”) and Performance Share Units (“PSU”) under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto, are also subject to the Company’s right to reclaim their benefits in the event a significant restatement of financial results for any performance period, pursuant to the process described below.

Definitions
1.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non-cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve-month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve-month period or any current or future period.
2.A “Material Violation” is defined as (i) a material violation of a written Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or (ii) conduct detrimental to the Company, including the Company’s overall goodwill or reputation.
3.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Violation.
4.“Executive” means current and former executive officers for the purposes of the Securities Exchange Act of 1934, as amended.
5.“Fault” means fraud or willful misconduct. "Willful misconduct" is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the financial restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.
6.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
For Compliance Violations

1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the Chief Executive Officer.
2.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.
3.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.
4.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

For EIP Awards and PSUs Upon Significant Restatement of Financial Results

EIP Awards and PSUs for Executives are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1.    The Audit Committee will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as defined above); and
2.    In the case of PSUs, the Committee will (a) recalculate the Company's results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from each Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.
3.    In the case of EIP Awards, the Committee will (a) review the EIP award received by each Executive with respect to the restatement period and determine whether all or a portion of such Award was determined based on the achievement of erroneous financial results; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from the Executive of that portion of any EIP Award that the Executive received within 18 months of the restatement based on the erroneous financial results.

4.    The clawback for EIP Awards and PSUs does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company's decision to change its accounting practice as permitted under GAAP.

Delegation to Management for Certain Recoupment Decisions
Only in the case of Compliance Violations, the Committee hereby delegates to the Chief Executive Officer (who may further delegate as deemed appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Executives of the Company. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.

Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation and any applicable New York Stock Exchange listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non-cash incentive compensation award to any Executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of Recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

The Committee shall have sole discretion to make all determinations under this policy. Any determinations made by the Committee shall be final, binding, and conclusive on all Executives and affected individuals.

This policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission, New York Stock Exchange and any other applicable law (the “Applicable Rules”). To the extent the Applicable Rules require recovery of any bonus and/or other incentive compensation, including EIP Awards and PSUs, in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by the Applicable Rules.

The Company shall not indemnify or agree to indemnify any Executive against the loss of incentive compensation subject to this Policy nor shall the Company pay or agree to pay any insurance premium to cover the loss of such incentive compensation.

The Board or the Committee may amend, modify, or terminate this policy in whole or in part at any time and from time to time in its sole discretion.

APPENDIX B
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.
This Appendix, which is part of the Global Terms and Conditions for 2023 Performance Share Unit Grants under the Merck & Co., Inc. 2019 Incentive Stock Plan, contains additional “terms and conditions” that will apply to you if you reside outside the United States.
The terms and conditions in Part I of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part II of this Appendix will also apply to you if you reside in one of the countries referenced in Part II.
The information in this Appendix is based on the laws in effect in the respective countries as of April 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Award Period expires and shares of Common Stock are issued to you or you sells shares of Common Stock acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country, or are considered a resident of a country, other than that in which you are currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to you in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX B - PART I: ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES
The following additional terms and conditions will apply to you if you reside in any country outside the United States.
A.Nature of Grant
In accepting the PSU Award, you acknowledge and agree that:

1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time;
2.the grant of the PSU Award is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
3.all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company;
4.your participation in the Plan is voluntary;
5.your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;
6.the PSU Award and any shares of Common Stock acquired under the Plan, and income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any subsidiary, affiliate, or JV of the Company, and that are outside the scope of your employment or service contract, if any;
7.unless otherwise agreed with the Company in writing, the PSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary, affiliate, or JV of the Company;
8.the PSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.the PSU Award and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
10.the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;
11.no claim or entitlement to compensation or damages shall arise from termination of the PSU Award resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
12.for purposes of the PSU Award, your employment relationship will be considered terminated as of the date you are no longer providing services to the Employer or the Company or any subsidiary, affiliate or JV (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this document, your right to vest in the PSUs under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer providing services for purposes of the grant (including whether you may still be considered to be providing services while on a leave of absence);

13.the PSU Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
14.the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the acquisition or sale of underlying shares; you should consult with your personal tax, legal and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
15.neither the Employer, nor the Company or any subsidiary, affiliate or JV shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSU Award or any amounts due to you pursuant to the vesting of the PSU Award, the subsequent sale of shares acquired under the Plan or the receipt of any dividends and/or dividend equivalents.
B.Insider Trading/Market Abuse Laws
You acknowledge that, depending on your or your broker’s country of residence or where shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., PSUs) or rights linked to the value of shares of Common Stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
C.Foreign Asset/Account, Exchange Control and Tax Obligations
You acknowledge that, depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as the result of the acquisition of shares of Common Stock or cash (including dividend equivalents, dividends, and the proceeds of the sale of shares of Common Stock) derived from your participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country. You may also be required to repatriate cash received from participating in the Plan to your country within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal tax, legal and/or financial advisors regarding the same.
D.Language
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient, to allow you to understand the terms and conditions of this document. If you have received this document, or any other document related to the PSU Award and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control unless otherwise required by local law.
E.Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on the PSUs and the shares of Common Stock acquired pursuant to the PSU Award, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
In particular, if advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the shares of Common Stock issuable upon settlement of the PSUs. Alternatively, unless otherwise set forth in this Appendix, the Committee, in its sole and absolute discretion, may determine to pay out the PSUs in cash equal to the fair market value of the shares of Common Stock underlying the PSUs.

APPENDIX B - PART II: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions and Notifications
Australia
Securities Law Information
The offer of the PSU Award is intended to comply with the provisions of the Corporations Act 2001 (Cth). If you offer shares of Common Stock acquired under the Plan for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on applicable disclosure obligations prior to making any such offer.
Tax Information
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Tax Assessment Act”) applies (subject to the conditions in the Tax Assessment Act).

Austria	There are no country-specific provisions.
Belgium	There are no country-specific provisions.
Brazil
Compliance with Law
By accepting the PSU Award, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the settlement of the PSU Award, the sale of shares obtained pursuant to the PSU Award, and the receipt of any dividends or dividend equivalents.
Labor Law Acknowledgment
By accepting the PSU Award, you agree that you are (i) making an investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Award Period without compensation to you.
Further, you acknowledge and agree that, for all legal purposes, (i) any benefits provided to you under the Plan are unrelated to your employment or service; (ii) the Plan is not a part of the terms and conditions of your employment or service; and (iii) the income from your participation in the Plan, if any, is not part of your remuneration from employment or service.

Country	Additional Terms and Conditions and Notifications
The People's Republic of China
The following terms and conditions apply only to grantees who are citizens of the PRC or are otherwise determined to be subject to the requirements imposed by the State Administration of Foreign Exchange (“SAFE”) as determined by the Company.
The following terms and conditions apply only if you are classified as Band 600 and higher on the Grant Date.
Payment of Award and Termination of Employment
You will be permitted to hold shares of Common Stock issued to you at the end of the Award Period. Notwithstanding anything to the contrary in the Plan or Terms, due to exchange control laws in China, you agree that any shares of Common Stock acquired under the Plan and held by you at the time of your termination of employment with the Company or the Employer will be sold on your behalf, pursuant to this authorization, as soon as administratively practicable following the termination of your employment, but no later than six-months following termination of employment. The Company is under no obligation to arrange for such sale at any particular price. You will receive the sale proceeds, less any broker’s fees or commissions and subject to satisfaction of any Tax-Related Items. If the Terms provide that all or a portion of your outstanding PSU Award will become distributable at some time following your termination of employment, that portion will automatically vest and be sold on your behalf as described above. Any other portion of your PSU Award that is not vested as described above will expire immediately upon your termination of employment.
Due to local regulatory requirements, you agree that the Company may force the sale of any shares of Common Stock issued under the Plan. The sale may occur (i) immediately upon vesting or (ii) within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons.
Broker Account
Any shares of Common Stock issued to you at expiration of the Award Period must be maintained in an account with Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future until the shares of Common Stock are sold through that broker.
Exchange Control Notification
You understand and agree that, to comply with exchange control laws in the PRC, any cash dividends, dividend equivalents and the proceeds from the sale of the shares of Common Stock will be immediately repatriated to China through a special exchange control account established by the Company (or any subsidiary, affiliate or JV) or the Employer prior to being delivered to you. The funds may be paid to you in U.S. dollars or local currency at the Company’s discretion. To the extent the funds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the funds may be deposited into this account. In the more likely event that the Company converts cash received under the Plan into local currency, the Company is under no obligation to secure any exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear any currency fluctuation risk between that time and the time the funds are distributed through any such special exchange account. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
The following terms and conditions apply only if you are classified as below Band 600 on the Grant Date.
Payment of Award
To facilitate compliance with exchange control laws in China, any PSU Award granted to you will be settled in cash only. This means that upon vesting of your PSU Award, you will receive in cash the value of the underlying shares of Common Stock at expiration of the Award Period, less any broker’s fees or commissions and Tax-Related Items, which will be remitted to you in accordance with applicable exchange control laws and regulations. You will not be permitted to hold shares of Common Stock after vesting. The Company reserves the right to settle the PSU Award in shares of Common Stock and to force the immediate sale of such shares of Common Stock depending on the development of applicable exchange control laws and regulations.
Exchange Control Notification
You understand and agree that, to comply with exchange control laws in the PRC, the cash payable to you at expiration of the Award Period will be immediately repatriated to China through a special exchange control account established by the Company (or any subsidiary, affiliate or JV) or the Employer prior to being delivered to you. The funds may be paid to you in U.S. dollars or local currency at the Company’s discretion. To the extent the funds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the funds may be deposited into this account. In the more likely event that the Company converts cash received under the Plan into local currency, the Company is under no obligation to secure any exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear any currency fluctuation risk between that time and the time the funds are distributed through any such special exchange account. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Termination of Employment
Notwithstanding any terms or conditions of the Plan or the “Termination of Employment” section of the Terms to the contrary, the cash equivalent of any shares of Common Stock that vest upon termination of your employment will be distributed to you no later than six months from the date of termination of your employment, as determined by the Company in accordance with the Terms, or within any other such timeframe as may be required by SAFE. If the Terms provide that all or a portion of your outstanding PSU Award will become distributable at some time following your termination of employment, that portion will automatically vest and become distributable immediately upon your termination of employment as described above. Any other portion of your PSU Award that is not vested as described above will expire immediately upon your termination of employment.

Country	Additional Terms and Conditions and Notifications
France
Tax Notification
Your PSU Award is not intended to be French tax-qualified.
Language Consent
By accepting the PSU Award, you confirm having read and understood the Plan and your Terms, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez avoir lu et compris le Plan de travail et vos conditions générales et dispositions, qui ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Germany	There are no country-specific provisions.
Ireland	There are no country-specific provisions.

Country	Additional Terms and Conditions and Notifications
Israel
Securities Law Information
The grant of the PSU Award under the Plan is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the Plan obtained from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be sent to you, at no charge, on written request being mailed to Investor Relations at Merck & Co., Inc., 126 East Lincoln Avenue, P.O. Box 2000, Rahway, NJ 07065, U.S.A. The telephone number at the executive offices is 1-908-740-4000. Alternatively, copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available by searching the Company’s filings on the following web site: http://www.sec.gov/edgar/searchedgar/companysearch.html.
Trust Arrangement
You understand and agree that the PSU Award are offered subject to and in accordance with the terms of the Plan, the Addendum A - Israel to the Plan (the “Israeli Sub-Plan”), the Trust Agreement (the “Trust Agreement”) between the Company and the Company’s trustee appointed by the Company or its subsidiary or affiliate in Israel, currently ESOP Management and Trust Services Ltd. (the “Trustee”), and the Terms. In the event of any inconsistencies between the Israeli Sub-Plan, the Terms and/or the Plan, the Israeli Sub-Plan will govern the PSU Award granted to you in Israel. Capitalized terms used but not defined in this Appendix B for Israel, the Plan or the Terms have the meanings set forth in the Israeli Sub-Plan.
Requirement to Return Signed Confirmation Letter
If requested by the Employer or the Trustee, you are required to execute the Confirmation Letter - Trustee 102 Awards (“Confirmation Letter”) provided to you in connection with the Awards granted to you under the Israeli Sub-Plan. In particular, you must print, sign and deliver a signed copy of the Confirmation Letter to the Trustee within thirty (30) days of the Grant Date, or by such other date as may be determined by your Employer or the Trustee not to exceed ninety (90) days from the Grant Date, for the PSU Award to qualify for preferential tax treatment. By accepting this PSU Award, you acknowledge and agree that the terms and conditions of the Confirmation Letter are hereby incorporated by reference into the Terms and shall apply to shares of Common Stock acquired upon expiration of the Award Period of the PSU Award. If the Trustee does not receive the signed Confirmation Letter within 30 days of the Grant Date, or by such other date as may be determined by your Employer or the Trustee not to exceed ninety (90) days from the Grant Date, the PSU Award may not qualify for favorable tax treatment. For more details, please contact Daphna Ben-Ari at daphna.ben-ari@merck.com or +972 9533306.

Confirmation of Section 102 Capital Gains Award Terms
The PSU Award is intended to be Capital Gain Awards that qualify for the tax treatment for Approved 102 Awards that are designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance. Notwithstanding the foregoing, by accepting the PSU Award, you acknowledge that the Company cannot guarantee that the Capital Gain Award tax treatment will apply to the PSU Award granted to you.
By accepting the PSU Award, you: (a) acknowledge receipt of and represent that you have read and understand the Plan, the Israeli Sub-Plan, the Confirmation Letter and the Terms; (b) accept the PSU Award subject to all of the terms and conditions of the Plan, the Israeli Sub-Plan, the Confirmation Letter and the Terms; and (c) agree that the shares of Common Stock issued to upon expiration of the Award Period of the PSU Award will be issued to and deposited with the Trustee and shall be held in trust for your benefit as required by the Ordinance, the Israeli Sub-Plan and any approval by the Israeli Tax Authority pursuant to the terms of the Ordinance, the Israeli Sub-Plan and the Trust Agreement. Furthermore, by accepting the PSU Award, you confirm that you understand the terms and provisions of Section 102 of the Ordinance, particularly the capital gains track described in subsection (b)(2) and (b)(3) thereof, and agree that you will not require the Trustee to release the shares of Common Stock acquired upon expiration of the Award Period of the PSU Award to you or sell the shares of Common Stock to a third party, during the Holding Period, unless permitted to do so by the Ordinance or the Israeli Sub-Plan.

Country	Additional Terms and Conditions and Notifications
Italy
Plan Document Acknowledgment
By accepting the PSU Award, you further acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Terms in their entirety and fully understand and accept all provisions of the Plan and the Terms; in particular, you acknowledge that you have read and specifically and expressly approve the following provisions in the Plan and the Terms: (a) your PSU Award cannot be transferred other than by will or the laws of descent and distribution; (b) in the event of involuntary termination of your employment, your right to receive Awards and to receive distributions from Awards, if any, will terminate as of the date that you are no longer actively employed by the Employer, unless otherwise expressly provided in the Terms; (c) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (d) you are responsible for all Tax-Related Items; (e) if a reorganization, recapitalization, reclassification or other corporate event that results in an adjustment of the shares of Common Stock described in the Plan occurs, your PSU Award may be adjusted; (f) if a Change in Control, as described in the Plan, occurs, your PSU Award may immediately vest; (g) all decisions with respect to future grants will be at the sole discretion of the Company; and (h) the “Data Privacy” section of your Terms.

Japan	There are no country-specific provisions.
Netherlands	There are no country-specific provisions.

Country	Additional Terms and Conditions and Notifications
Singapore
Restriction on Sale and Transferability
You hereby agree that any shares of Common Stock acquired pursuant to the PSU Award will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date of the PSU Award, unless such sale or offer is made pursuant to one or more exemptions under Part XII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with, the conditions of any other applicable provision(s) of the SFA.
Securities Law Information
The PSU Award is being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to you with a view of the PSU Award being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification
If you are a director (including an alternate, substitute, associate or shadow director) of a Singaporean subsidiary, affiliate or JV of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary, affiliate or JV in writing when you receive an interest (e.g., PSU Awards, shares of Common Stock) in the Company or any related companies. In addition, you must notify the Singaporean subsidiary, affiliate or JV when you sell shares of the Company’s common stock or any related company (including when you sell shares of Common Stock acquired upon the expiration of the Award Period). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two days of either after the director becomes aware of the change in respect of the particulars of any of the aforesaid, the date on which the director becomes a holder of, or acquires an interest in, the shares, debentures, rights, contracts, participatory interests, other securities or securities-based derivatives contacts, whichever last occurs. There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction.
A director shall be deemed to have an interest in securities or securities-based derivative contracts referred to above if a family member of the director (not being him or herself a director), holds or has an interest in those securities or securities-based derivatives contract and any contract entered into by, or any grant made to, a family member of a director of a corporation (not being himself a director) shall be deemed to have been entered into by, made or exercised by or made to the director. A “family member” means a spouse, or a son, adopted son, step-son, daughter, adopted daughter or step-daughter below the age of 21 years.

Country	Additional Terms and Conditions and Notifications
Spain
Labor Law Acknowledgment
This provision supplements the “Nature of Grant” section of this Appendix B:
By accepting this PSU Award, you acknowledge that you understand and agree that you consent to participation in the Plan and that you have received a copy of the Plan.
You understand that the Company, in its sole discretion, has unilaterally and gratuitously decided to distribute Awards under the Plan to individuals who may be employees of the Company or its subsidiaries, affiliates or JVs throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its subsidiaries, affiliates or JVs over and above the specific terms of the Plan on an ongoing basis. Consequently, you understand that any PSU Award is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its subsidiaries, affiliates or JVs) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary Award since the future value of the PSU Award and shares of Common Stock is unknown and unpredictable. In addition, you understand that the PSU Award would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any PSU Award shall be null and void.
You also understand and agree that, as a condition of the grant of the PSU Award, the termination of your employment for any reason (including the reasons listed below), the PSU Award will cease vesting immediately effective on the date you are no longer providing services to the Employer or the Company or any of its subsidiaries, affiliates or JVs unless otherwise specifically provided in the Terms. In particular, you understand and agree that the PSU Award will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment as described in the Terms prior to expiration of the Award Period by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to “despido improcednte”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the PSU Award. The Plan and the Terms have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Sweden
Authorization to Withhold
The following provision supplements the “Tax Withholding” section of the Terms:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the “Tax Withholding” section of the Terms, in accepting the PSU Award, you authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Country	Additional Terms and Conditions and Notifications
Switzerland
Securities Law Information
The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

United Kingdom
Tax Acknowledgment
You agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, your Employer or by HM Revenue and Customs (“HRMC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the amount of any income tax not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee National Insurance contributions due on this additional benefit, which may also be recovered from you through any means set forth in the “Tax Withholding” section of the Terms.